Exhibit 99.1

News Release
Air Products and Chemicals, Inc.
7201 Hamilton Boulevard
Allentown, PA 18195-1501
Air Products Reports Fiscal Q4 EPS from Continuing Operations of $1.26
Access the Q4 earnings teleconference scheduled for 10:00 a.m. Eastern Time on October 22 by calling (719) 325-4747 and entering passcode 1462434, or listen on the Web at: http://www.airproducts.com/Invest/financialnews/Earnings_Releases/Teleconference.htm.
Highlights:
•	Fiscal 2008 fourth quarter sales increased 14 percent over the prior year to $2.7 billion.

•	Fiscal 2008 fourth quarter earnings per share (EPS) from continuing operations grew 10 percent on an adjusted basis.

•	Fiscal 2008 marked the fifth consecutive year of double-digit growth.

•	The company has announced two long-term supply contracts with ExxonMobil to supply hydrogen for their Baton Rouge, Louisiana and Baytown, Texas refineries.
LEHIGH VALLEY, Pa. (October 22, 2008) – Air Products today reported net income of $262 million, or diluted earnings per share (EPS) of $1.21, for its fiscal 2008 fourth quarter versus $293 million and $1.31, respectively, for the fourth quarter of fiscal 2007.
Fiscal 2007 fourth quarter results included a gain on a polyurethane intermediates contract settlement of $.11 per share, a tax benefit on the charitable donation and gain on sale of an investment of $.09 per share, a charge for a supplemental pension plan of $.03 per share, a charge for a global cost reduction plan of $.04 per share, and a tax benefit from audit settlements and adjustments of $.05 per share. With these items excluded, income and EPS from continuing operations were $256 million and $1.15, respectively.
Excluding these five items from income from continuing operations in 2007, 2008 fiscal fourth quarter income from continuing operations of $273 million increased seven percent and diluted EPS of $1.26 increased 10 percent.
The following discussion of fourth quarter and full year results in this release is based on non-GAAP comparisons. A reconciliation can be found at the end of this release.
Fourth quarter revenues of $2,715 million were up 14 percent from the prior year on higher volumes and better pricing in Merchant Gases and Performance Materials, favorable currency, and higher natural gas and raw material cost pass-through. Operating income of $373 million was up three percent. Included in operating income was a $.05
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per share loss related to a fire at the company’s nitrogen trifluoride (NF3) facility in Korea, and a $.05 per share unfavorable impact from the recent Gulf Coast hurricanes.
For fiscal 2008, sales of $10,415 million were up 14 percent and income from continuing operations of $1,107 million was up 16 percent over the prior year. Operating income of $1,522 was up 12 percent, and diluted EPS of $5.05 was up 18 percent over the prior year.
John McGlade, chairman, president and chief executive officer, said, “Overall, 2008 represented another year of strong performance for the company, with 14 percent sales growth, 18 percent EPS growth and a 50 basis point improvement in ROCE to 13 percent, while continuing to drive improvements in our portfolio. However, weaker demand in Electronics and softer-than-expected volumes in Europe impacted our fourth quarter results.”
Fourth Quarter Segment Performance
•	Merchant Gases sales of $1,095 million were up 15 percent and operating income of $196 million increased 12 percent over the prior year on strong pricing, favorable currency and improved volumes.

•	Tonnage Gases sales of $940 million were up 21 percent on higher natural gas cost pass-through. Hurricane impacts reduced sales by six percent in the quarter. Operating income of $135 million increased 14 percent over the prior year on lower maintenance and better operating efficiency.

•	Electronics and Performance Materials sales of $553 million were up six percent. Operating income of $42 million declined 31 percent over the prior year. Electronics sales were impacted by the global slowdown in both semiconductor foundry and liquid crystal display (LCD) manufacturing and the fire sustained at the company’s NF3 plant in Korea. Performance Materials sales increased due to growth in Asia and higher prices.

•	Equipment and Energy sales of $126 million were up two percent as higher air separation unit sales were offset by declines in liquefied natural gas (LNG) heat exchanger sales. Operating income of $16 million decreased 12 percent over the prior year on lower LNG heat exchanger activity.
Outlook
Looking forward, McGlade said, “Despite the unprecedented volatility in the global economy, we remain committed to our long-term goals to improve our margins and returns, and capture the substantial growth opportunities that exist in our markets. We currently project our capital spending to be $1.6 to $1.8 billion in 2009, up from $1.4 billion in 2008. Our project backlog is at an all-time high, and we announced this week two new agreements to supply hydrogen to ExxonMobil at their Baton Rouge and Baytown refineries. Our strong, predictable cash flow, coupled with our solid, well-
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managed balance sheet, allows us to finance the growth next year and continue to grow our capital spending in the future.”
McGlade went on to say, “In the short term, we are very focused on controlling costs and are taking many actions to minimize discretionary spending. We also are pursuing cost reductions by capitalizing on our SAP investment to continue driving down SG&A and transaction costs. We are increasing the energy efficiency at our plants, lowering maintenance costs, and reducing distribution expense per unit of product delivered. Although we are likely to see a much weaker global economy in 2009, we remain committed to delivering consistent, strong earnings growth along with improved margins and returns throughout the economic cycle.”
The company today announced initial guidance for fiscal year 2009 EPS in the range of $5.10 to $5.35 per share, representing year-over-year earnings growth on a continuing operations basis of one to six percent. For the first quarter of fiscal 2009 ending December 31, 2008, EPS is expected to be between $1.15 and $1.21 per share.
Air Products (NYSE:APD) serves customers in industrial, energy, technology and healthcare markets worldwide with a unique portfolio of atmospheric gases, process and specialty gases, performance materials, and equipment and services. Founded in 1940, Air Products has built leading positions in key growth markets such as semiconductor materials, refinery hydrogen, home healthcare services, natural gas liquefaction, and advanced coatings and adhesives. The company is recognized for its innovative culture, operational excellence and commitment to safety and the environment. Air Products has annual revenues of $10 billion, operations in over 40 countries, and 22,000 employees around the globe. For more information, visit www.airproducts.com.
NOTE: The information above contains “forward-looking statements” based on management’s reasonable expectations and assumptions as of the date of this document. Events or results described in forward-looking statements may be influenced by many factors not anticipated by management, including without limitation, deterioration in economic and business conditions; future financial and operating performance of major customers and industries served by the Company; unanticipated contract terminations or customer cancellation or postponement of projects or sales; the impact of competitive products and pricing; interruption in ordinary sources of supply of raw materials; the ability to attract, hire and retain qualified personnel in all regions of the world where the Company operates; significant fluctuations in interest rates and foreign currencies; the continued availability of capital funding sources in all of the Company’s foreign operations; the impact of new or changed environmental, healthcare, tax or other legislation and regulations in jurisdictions in which the Company and its affiliates operate; and other risk factors described in the Company’s Quarterly Report on Form 10Q for the quarter ended December 31, 2007. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this document to reflect any change in the Company’s assumptions, beliefs or expectations or any change in events, conditions or circumstances upon which any such forward-looking statements are based.
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The presentation of non-GAAP measures is intended to enhance the usefulness of financial information by providing measures which the Company’s management uses internally to evaluate the Company’s baseline performance. Presented below are reconciliations of reported GAAP results to non-GAAP measures.
CONSOLIDATED RESULTS

	Q4			YTD
		Continuing			Continuing
		Operations			Operations
	Operating		Diluted	Operating		Diluted
Millions of Dollars	Income	Income	EPS	Income	Income	EPS

2008 GAAP	$373.1	$273.4	$1.26	$1,495.8	$1,090.5	$4.97
2007 GAAP	380.4	295.6	1.32	1,375.6	1,019.6	4.57

% Change GAAP	(2%)	(8%)	(5%)	9%	7%	9%

2008 GAAP	$373.1	$273.4	$1.26	$1,495.8	$1,090.5	$4.97
Pension settlement	—	—	—	26.3	16.5	.08

2008 Non-GAAP Measure	$373.1	$273.4	$1.26	$1,522.1	$1,107.0	$5.05

2007 GAAP	$380.4	$295.6	$1.32	$1,375.6	$1,019.6	$4.57
Gain on contract settlement	(36.8)	(23.6)	(.11)	(36.8)	(23.6)	(.11)
Global cost reduction plan	13.7	8.8	.04	13.7	8.8	.04
Pension settlement	10.3	6.4	.03	10.3	6.4	.03
Donation/sale of cost investment	(5.0)	(19.8)	(.09)	(5.0)	(19.8)	(.09)
Tax audit settlements/adjustments	—	(11.3)	(.05)	—	(38.8)	(.17)

2007 Non-GAAP Measure	$362.6	$256.1	$1.15	$1,357.8	$952.6	$4.27

% Change Non-GAAP Measure	3%	7%	10%	12%	16%	18%

2009 Forecast						$5.10-$5.35
2008 GAAP						$4.97

% Change GAAP						3%-8%

2009 Forecast						$5.10-$5.35
2008 Non-GAAP Measure						$5.05

% Change Non-GAAP						1%-6%

MERCHANT GASES

2008 GAAP	$196.2
2007 GAAP	179.6

% Change GAAP	9%

2007 GAAP	$179.6
Donation/sale of cost investment	(5.0)

2007 Non-GAAP Measure	$174.6

% Change Non-GAAP	12%

TONNAGE GASES

2008 GAAP	$134.9
2007 GAAP	155.0

% Change GAAP	(13%)

2007 GAAP	$155.0
Gain on contract settlement	(36.8)

2007 Non-GAAP Measure	$118.2

% Change Non-GAAP	14%

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Return on Capital Employed (ROCE)
ROCE is calculated as earnings after tax divided by five-quarter average total capital. Earnings after tax is defined as operating income and equity affiliates’ income, after tax at the Company’s effective tax rate. On a non-GAAP basis, operating income and taxes have been adjusted for the disclosed items detailed in the consolidated results table above. Total capital consists of total debt, shareholders’ equity, and minority interest.

	FY07		FY08
		Non-		Non-
Millions of Dollars	GAAP	GAAP	GAAP	GAAP

Q1	$256.1	$256.1	$296.6	$296.6
Q2	250.7	250.7	292.1	308.4
Q3	320.9	289.4	330.2	330.2
Q4	335.0	292.2	309.8	309.8

Earnings After Tax	$1,162.7	$1,088.4	$1,228.7	$1,245.0

Five-Quarter Average
Total Capital	$8,690.5	$8,690.5	$9,560.4	$9,560.4

ROCE	13.4%	12.5%	12.9%	13.0%

Basis Point Change
FY08 vs. FY07
GAAP	-50
Non-GAAP	+50

Capital Expenditures
The Company utilizes a non-GAAP measure in the computation of capital expenditures when adjusting for spending associated with facilities accounted for as capital leases. Certain facilities which are built to service a specific customer are accounted for as capital leases in accordance with EITF No. 01-08, “Determining Whether an Arrangement Contains a Lease,” and such spending is reflected as a use of cash within cash provided by operating activities.
Billions of Dollars

	YTD	YTD
	2008	2009
	Actual	Forecast

Capital Expenditures — GAAP basis	$1.2	$1.3 to $1.5
Capital lease expenditures under EITF No. 01-08.2		.3

Capital Expenditures – Non-GAAP basis	$1.4	$1.6 to $1.8

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED INCOME STATEMENTS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	30 September		30 September
(Millions of dollars, except for share data)	2008	2007	2008	2007

SALES	$2,714.7	$2,371.3	$10,414.5	$9,148.2
Cost of sales	2,026.8	1,730.2	7,693.1	6,698.9
Selling and administrative	275.4	257.5	1,090.4	999.8
Research and development	33.0	31.6	130.7	129.0
Pension settlement	1.6	10.3	30.3	10.3
Customer contract settlement	—	(36.8)	—	(36.8)
Global cost reduction plan	—	13.7	—	13.7
Other (income) expense, net	4.8	(15.6)	(25.8)	(42.3)

OPERATING INCOME	373.1	380.4	1,495.8	1,375.6
Equity affiliates’ income	30.8	30.1	145.0	114.4
Interest expense	42.8	42.1	162.0	162.4

INCOME FROM CONTINUING OPERATIONS BEFORE TAXES AND MINORITY INTEREST	361.1	368.4	1,478.8	1,327.6
Income tax provision	82.9	66.6	365.3	287.2
Minority interest in earnings of subsidiary companies	4.8	6.2	23.0	20.8

INCOME FROM CONTINUING OPERATIONS	273.4	295.6	1,090.5	1,019.6
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, net of tax	(11.8)	(2.8)	(180.8)	16.0

NET INCOME	$261.6	$292.8	$909.7	$1,035.6

BASIC EARNINGS PER COMMON SHARE
Income from continuing operations	$1.30	$1.37	$5.14	$4.72
Income (loss) from discontinued operations	(.06)	(.01)	(.85)	.07

Net Income	$1.24	$1.36	$4.29	$4.79

DILUTED EARNINGS PER COMMON SHARE
Income from continuing operations	$1.26	$1.32	$4.97	$4.57
Income (loss) from discontinued operations	(.05)	(.01)	(.82)	.07

Net Income	$1.21	$1.31	$4.15	$4.64

WEIGHTED AVERAGE OF COMMON SHARES OUTSTANDING (in millions)	210.6	215.6	212.2	216.2

WEIGHTED AVERAGE OF COMMON SHARES OUTSTANDING ASSUMING DILUTION (in millions)	216.9	223.1	219.2	223.2

DIVIDENDS DECLARED PER COMMON SHARE — Cash	$.44	$.38	$1.70	$1.48

Other Data from Continuing Operations:
Depreciation and Amortization	$225.2	$208.4	$869.0	$789.8
Capital Expenditures on a Non-GAAP Basis (a)	405.6	313.7	1,355.0	1,635.3

(a)	See page 15 for reconciliation.
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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	30 September	30 September
(Millions of dollars)	2008	2007

ASSETS

CURRENT ASSETS
Cash and cash items	$103.5	$40.5
Trade receivables, less allowances for doubtful accounts	1,575.2	1,512.8
Inventories and contracts in progress	655.7	736.3
Prepaid expenses	78.2	105.7
Other receivables and current assets	297.3	238.9
Current assets of discontinued operations	56.6	224.2

TOTAL CURRENT ASSETS	2,766.5	2,858.4

INVESTMENT IN NET ASSETS OF AND ADVANCES TO EQUITY AFFILIATES	822.6	778.1
PLANT AND EQUIPMENT, at cost	14,988.6	14,438.6
Less accumulated depreciation	8,373.8	7,909.8

PLANT AND EQUIPMENT, net	6,614.8	6,528.8

GOODWILL	928.1	906.8
INTANGIBLE ASSETS, net	289.6	260.5
OTHER NONCURRENT ASSETS	1,009.4	637.9
NONCURRENT ASSETS OF DISCONTINUED OPERATIONS	58.7	689.0

TOTAL ASSETS	$12,489.7	$12,659.5

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Payables and accrued liabilities	$1,585.6	$1,543.2
Accrued income taxes	65.0	108.6
Short-term borrowings and current portion of long-term debt	451.4	693.1
Current liabilities of discontinued operations	8.0	77.8

TOTAL CURRENT LIABILITIES	2,110.0	2,422.7

LONG-TERM DEBT	3,515.4	2,974.7
DEFERRED INCOME & OTHER NONCURRENT LIABILITIES	1,097.0	872.0
DEFERRED INCOME TAXES	599.2	705.6
NONCURRENT LIABILITIES OF DISCONTINUED OPERATIONS	1.2	11.6

TOTAL LIABILITIES	7,322.8	6,986.6

Minority interest in subsidiary companies	136.2	92.9
Minority interest of discontinued operations	—	84.4

TOTAL MINORITY INTEREST	136.2	177.3

TOTAL SHAREHOLDERS’ EQUITY	5,030.7	5,495.6

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$12,489.7	$12,659.5

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Twelve Months Ended
	30 September
(Millions of dollars)	2008	2007

OPERATING ACTIVITIES
Net income	$909.7	$1,035.6
Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	869.0	789.8
Impairment of long-lived assets of discontinued operations	314.8	—
(Gain) Loss on sale of discontinued operations	(105.9)	15.3
Deferred income taxes	(4.0)	14.0
Undistributed (earnings) of unconsolidated affiliates	(77.8)	(59.5)
Loss (gain) on sale of assets and investments	.3	(27.6)
Share-based compensation	61.4	70.9
Noncurrent capital lease receivables	(192.6)	(70.8)
Pension and other postretirement costs	139.0	150.0
Other	(40.6)	(60.6)
Working capital changes that provided (used) cash, excluding effects of acquisitions and divestitures:
Trade receivables	(97.4)	(.2)
Inventories	(34.9)	(6.0)
Contracts in progress	95.2	(61.3)
Other receivables	(110.1)	(43.1)
Payables and accrued liabilities	(14.7)	(219.5)
Other	(31.8)	(27.1)

CASH PROVIDED BY OPERATING ACTIVITIES (a)	1,679.6	1,499.9

INVESTING ACTIVITIES
Additions to plant and equipment	(1,085.1)	(1,013.2)
Acquisitions, less cash acquired	(72.0)	(539.1)
Investment in and advances to unconsolidated affiliates	(2.2)	(.2)
Proceeds from sale of assets and investments	19.6	97.2
Proceeds from sale of discontinued operations	423.0	—
Proceeds from insurance settlements	—	14.9
Change in restricted cash	(183.6)	—
Other	(19.5)	(42.7)

CASH USED FOR INVESTING ACTIVITIES	(919.8)	(1,483.1)

FINANCING ACTIVITIES
Long-term debt proceeds	580.1	855.9
Payments on long-term debt	(95.7)	(429.4)
Net (decrease) increase in commercial paper and short-term borrowings	(178.9)	178.5
Dividends paid to shareholders	(349.3)	(312.0)
Purchase of Treasury Stock	(793.4)	(575.2)
Proceeds from stock option exercises	87.4	202.8
Excess tax benefit from share-based compensation/other	51.3	64.5

CASH USED FOR FINANCING ACTIVITIES	(698.5)	(14.9)

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
(Unaudited)

	Twelve Months Ended
	30 September
(Millions of dollars)	2008	2007

Effect of Exchange Rate Changes on Cash	1.7	7.6

Increase in Cash and Cash Items	63.0	9.5
Cash and Cash Items — Beginning of Year	40.5	31.0

Cash and Cash Items — End of Period	$103.5	$40.5

(a) Pension plan contributions were	$233.5	$290.0

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(Millions of dollars)
1. HURRICANES

In the fourth quarter of 2008, Hurricanes Gustav and Ike reduced short-term demand from U.S. Gulf Coast customers and drove temporary increases in operational costs. The estimated impact on fourth quarter diluted earnings per share was $.05.
2. LOSS FROM PROPERTY DAMAGE

In the fourth quarter of 2008, a fire at the Company’s Ulsan, Korea nitrogen trifluoride (NF3) production facility required the plant to be shut down. The Company has been able to continue supplying NF3 to its customers. The Company anticipates bringing the Ulsan plant back online beginning in January 2009.
Other income (expense) for the three and twelve months ended 30 September 2008 included a net loss of $14.7 ($10.7 after-tax, or $.05 per share) related to property damage. The net book value of the damaged property was written off and a receivable was recorded for expected property damage insurance recoveries.
3. DISCONTINUED OPERATIONS

The U. S. Healthcare business, Polymer Emulsions business, and the High Purity Process Chemicals (HPPC) business have been accounted for as discontinued operations. The results of operations of these businesses have been removed from the results of continuing operations for all periods presented. The balance sheet items of discontinued operations have been reclassified and are segregated in the consolidated balance sheets.
U.S. Healthcare

In July 2008, the Board of Directors authorized management to pursue the sale of the U.S. Healthcare business. Accordingly, beginning in the fourth quarter of 2008, the U.S. Healthcare business is accounted for as discontinued operations.
For the fiscal year 2008, the Company recorded a total charge of $329.2 ($246.2 after-tax, or $1.12 per share) related to the impairment/write-down of the net carrying value of the U.S. Healthcare business.
•	In the fourth quarter of 2008, the Company recorded an additional charge of $14.4 ($9.2 after-tax, or $.04 per share) reflecting an estimate of net realizable value.

•	In the third quarter of 2008, the Company had performed an impairment analysis and recorded a charge of $314.8 ($237.0 after-tax, or $1.09 per share), primarily related to the impairment of goodwill and intangible assets, reducing the carrying amount of these items to zero.
In 2007, the Company implemented several changes to improve performance, including management changes, product and service offering simplification, and other measures. However, market and competitive conditions were more challenging than anticipated and financial results did not meet expectations. In response to the disappointing financial results, during the third quarter 2008 management conducted an evaluation of the strategic alternatives for the business.
In accordance with FASB Statement No. 142, “Goodwill and Other Intangible Assets” (SFAS No. 142), and FASB Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS No. 144), the Company determined an interim test for impairment was required for its U.S. Healthcare reporting unit during the third quarter of 2008, based on the combination of events described above. The Company reforecast its cash flows and utilized the expected present value of the future cash

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flows to calculate fair value of the U.S. Healthcare reporting unit in completing its SFAS No. 142 and 144 impairment tests.
The operating results of the U.S. Healthcare business have been classified as discontinued operations and are summarized below:

	Three Months Ended		Twelve Months Ended
	30 September		30 September
	2008	2007	2008	2007

Sales	$52.7	$65.9	$239.8	$271.1

Income (loss) before taxes	$(5.3)	$(7.3)	$(350.6)	$(24.4)
Income tax provision	(2.0)	(2.8)	(91.2)	(9.2)

Income (loss) from operations of discontinued operations	$(3.3)	$(4.5)	$(259.4)	$(15.2)
Income (loss) on sale of businesses and write-down to estimated net realizable value, net of tax	(8.7)	—	(8.7)	—

Income (loss) from discontinued operations, net of tax	$(12.0)	$(4.5)	$(268.1)	$(15.2)

Polymer Emulsions Business
On 30 June 2008, the Company sold its Elkton, Md., and Piedmont, S.C. production facilities and the related North American atmospheric emulsions and global pressure sensitive adhesives businesses to Ashland Inc. for $92.0. The Company recorded a gain of $30.5 ($18.5 after-tax) in connection with the sale, which included the recording of a retained environmental obligation associated with the Piedmont site. The expense to record the environmental obligation was $24.0 ($14.5 after-tax). The Piedmont site is under active remediation for contamination caused by an insolvent prior owner. Before the sale, which triggered expense recognition, remediation costs had been capitalized since they improved the property as compared to its condition when originally acquired. The sale of the Elkton and Piedmont facilities completed the disposal of the Company’s Polymer Emulsions business.
On 31 January 2008, the Company closed on the sale of its interest in its vinyl acetate ethylene (VAE) polymers joint ventures to Wacker Chemie AG, its long-time joint venture partner. As part of that agreement, the Company received Wacker Chemie AG’s interest in the Elkton, Md., and Piedmont, S.C., production facilities and their related businesses plus cash proceeds of $258.2. The Company recognized a gain of $89.5 ($57.7 after-tax) in the second quarter of 2008 for this sale which consisted of the global VAE polymers operations including production facilities located in Calvert City, Ky.; South Brunswick, N.J.; Cologne, Germany; and Ulsan, Korea; and commercial and research capabilities in Allentown, Pa., and Burghausen, Germany. The business produces VAE for use in adhesives, paints and coatings, paper, and carpet applications.
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The operating results of the Polymer Emulsions business have been classified as discontinued operations and are summarized below:

	Three Months Ended		Twelve Months Ended
	30 September		30 September
	2008	2007	2008	2007

Sales	$—	$165.9	$261.4	$618.6

Income before taxes	$.2	$17.0	$17.7	$61.4
Income tax provision	.1	6.4	6.4	23.1

Income from operations of discontinued operations	$.1	$10.6	$11.3	$38.3
Gain on sale of business, net of tax	—	—	76.2	—

Income from discontinued operations, net of tax	$.1	$10.6	$87.5	$38.3

HPPC Business
In September 2007, the Company’s Board of Directors approved the sale of its HPPC business, which had previously been reported as part of the Electronics and Performance Materials operating segment. The Company’s HPPC business consisted of the development, manufacture, and supply of high-purity process chemicals used in the fabrication of integrated circuits in the United States and Europe. The Company wrote down the assets of the HPPC business to net realizable value as of 30 September 2007, resulting in a loss of $15.3 ($9.3 after-tax) in the fourth quarter of 2007.
In October 2007, the Company executed an agreement of sale with KMG Chemicals, Inc. The sale closed on 31 December 2007 for cash proceeds of $69.3 and included manufacturing facilities in the United States and Europe. Subsequent to the sale, certain receivables and inventories were sold to KMG Chemicals, Inc. In the first quarter of 2008, this business generated sales of $22.9 and income, net of tax, of $.2. Also, the Company recorded an additional loss of $.5 ($.3 after-tax) on the sale of the business. In 2007, the HPPC business generated sales of $20.9 and $87.2 and income, net of tax, of $.4 and $2.2 in the three and twelve months ended 30 September 2007, respectively.
4. PENSION SETTLEMENT
A number of corporate officers and others who were eligible for supplemental pension plan benefits retired in fiscal years 2007 and 2008. The Company’s supplemental pension plan provides for a lump sum benefit payment option at the time of retirement, or for corporate officers six months after the participant’s retirement date. The Company recognizes pension settlements when payments exceed the sum of service and interest cost components of net periodic pension cost of the plan for the fiscal year. However, a settlement loss may not be recognized until the time the pension obligation is settled. Based on cash payments made, the Company recognized $10.3 for settlement losses in the fourth quarter of 2007 and an additional $1.6 and $30.3 in the three and twelve months ended 30 September 2008, respectively.
5. SHARE REPURCHASE PROGRAM
On 20 September 2007, the Board of Directors authorized the repurchase of up to $1,000 of the Company’s outstanding common stock. This action was in addition to an existing $1,500 share repurchase authorization which was announced in March 2006. As of 30 September 2007, the Company had purchased 15.0 million of its outstanding shares at a cost of $1,063.4. During fiscal year 2008, the Company purchased 8.7 million of its outstanding shares at a cost of $787.4. The Company has completed the 2006 authorization and will continue to purchase shares under the 2007 authorization at its discretion while maintaining sufficient funds for investing in its businesses and growth opportunities.
6. NEW ACCOUNTING STANDARD
The Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109,” (FIN No. 48) on 1 October 2007. Upon adoption, the Company
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recognized a $25.1 increase to its liability for uncertain tax positions. This increase was recorded as an adjustment to beginning retained earnings for $13.3 and goodwill for $11.8.
7. CUSTOMER CONTRACT SETTLEMENT
By agreement dated 1 June 2007, the Company entered into a settlement with a customer to resolve a dispute related to a dinitrotoluene (DNT) supply agreement. As part of the settlement agreement, the DNT supply agreement was terminated, and certain other agreements between the companies were amended. Selected amendments to the agreements were subject to the approval of the customer’s Board of Directors, which approval was obtained on 12 July 2007. As a result, the Company recognized a before-tax gain of $36.8 ($23.6 after-tax, or $.11 per share) in the fourth quarter of 2007.
8. GLOBAL COST REDUCTION PLAN
The results from continuing operations for the three and twelve months ended 30 September 2007 included a charge of $13.7 ($8.8 after-tax, or $.04 per share) for the global cost reduction plan. The charge included $6.5 for severance and pension-related costs for the elimination of approximately 125 positions and $7.2 for the write-down of certain investments. Approximately one-half of the position eliminations related to the continuation of European initiatives to streamline certain activities. The remaining position eliminations related to the continued cost reduction and productivity efforts of the Company. As of 30 September 2008, the actions associated with the 2007 charge were complete.
9. DONATION/SALE OF COST INVESTMENT
The Company has a cost-basis investment in a publicly traded foreign company which has been classified as an available-for-sale investment, with holding gains and losses recorded to other comprehensive income, net of income tax. On 19 September 2007, the Company donated 65% of its investment to a tax-exempt charitable organization and sold 15% of its investment for cash. The Company deducted the fair value of the donation in its fiscal 2007 income tax returns. As a result of the donation, the Company recognized a tax benefit of $18.3 in the fourth quarter of 2007 and a pre-tax expense of $4.7 for the carrying value of the investment. As a result of the sale, the Company recognized a pre-tax gain of $9.7. In combination, the donation and sale had a favorable net impact of $5.0 on operating income, $19.8 on net income, and $.09 on earnings per share.
10. INCOME TAX AUDIT SETTLEMENTS & ADJUSTMENTS
In the fourth quarter of 2007, the Company recorded a tax benefit of $11.3 ($.05 per share) primarily from tax audit settlements and adjustments and related interest income. In June 2007, the Company settled tax audits through fiscal year 2004 with the Internal Revenue Service. This audit settlement resulted in a tax benefit of $27.5 ($.12 per share) in the third quarter of 2007. For the twelve months ended 30 September 2007, tax audit settlements and adjustments and related interest income totaled $38.8 ($.17 per share).
11. BOC GAZY ACQUISITION
On 30 April 2007, the Company acquired 98.1% of the Polish industrial gas business of BOC Gazy Sp z.o.o. (BOC Gazy) from The Linde Group for 370 million Euros or $506.8. The results of operations for BOC Gazy were included in the Company’s consolidated income statement after the acquisition date. During the fourth quarter of 2007, the Company increased its ownership percentage to 99.9%. The total acquisition cost, less cash acquired, was 380 million Euros or $518.4.
12. BUSINESS SEGMENTS
Previously, the Company reported results for a Healthcare segment and a Chemicals segment (which consisted of the Polymer Emulsions business and the Polyurethane Intermediates (PUI) business). Beginning with the fourth quarter of 2008, the U.S. Healthcare business was accounted for as discontinued operations and the European Healthcare business was reported as part of the Merchant Gases segment. Beginning with the first quarter of 2008, the Polymer Emulsions business was accounted for as discontinued operations and the PUI business was reported as part of the Tonnage Gases segment. Prior period information has been restated. Refer to Note 3 for information on discontinued operations.
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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
SUMMARY BY BUSINESS SEGMENTS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	30 September		30 September
(Millions of dollars)	2008	2007	2008	2007

Revenues from external customers
Merchant Gases	$1,095.0	$948.9	$4,192.7	$3,556.9
Tonnage Gases	940.3	775.7	3,574.4	2,936.7
Electronics and Performance Materials	553.2	522.5	2,209.3	2,068.7
Equipment and Energy	126.2	124.2	438.1	585.9

Segment and Consolidated Totals	$2,714.7	$2,371.3	$10,414.5	$9,148.2

Operating income
Merchant Gases	$196.2	$179.6	$789.5	$656.4
Tonnage Gases	134.9	155.0	482.6	463.2
Electronics and Performance Materials	41.9	60.8	245.9	229.2
Equipment and Energy	15.6	17.8	38.9	76.8

Segment Totals	388.6	413.2	1,556.9	1,425.6
Pension settlement	(1.6)	(10.3)	(30.3)	(10.3)
Global cost reduction plan	—	(13.7)	—	(13.7)
Other	(13.9)	(8.8)	(30.8)	(26.0)

Consolidated Totals	$373.1	$380.4	$1,495.8	$1,375.6

	30 September	30 September
(Millions of dollars)	2008	2007

Identifiable assets (a)
Merchant Gases	$4,881.6	$4,439.4
Tonnage Gases	3,335.4	3,328.4
Electronics and Performance Materials	2,341.0	2,435.3
Equipment and Energy	300.2	362.6

Segment Totals	10,858.2	10,565.7
Other	693.6	402.5
Discontinued operations	115.3	845.3

Consolidated Totals	$11,667.1	$11,813.5

(a)	Identifiable assets are equal to total assets less investments in and advances to equity affiliates.
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RECONCILIATION
NON-GAAP MEASURE
The Company utilizes a non-GAAP measure in the computation of capital expenditures when adjusting for spending associated with facilities accounted for as capital leases. Certain facilities which are built to service a specific customer are accounted for as capital leases in accordance with EITF No. 01-08, “Determining Whether an Arrangement Contains a Lease,” and such spending is reflected as a use of cash within cash provided by operating activities. The presentation of this non-GAAP measure is intended to enhance the usefulness of information by providing a measure which the Company’s management uses internally to evaluate and manage the Company’s capital expenditures.
Presented below is a reconciliation of capital expenditures on a GAAP basis to a Non-GAAP measure.

	Three Months Ended		Twelve Months Ended
	30 September		30 September
	2008	2007	2008	2007

Capital Expenditures — GAAP basis	$363.0	$288.9	$1,159.3	$1,552.5
Capital lease expenditures under EITF No. 01-08	42.6	24.8	195.7	82.8

Capital Expenditures – Non-GAAP basis	$405.6	$313.7	$1,355.0	$1,635.3

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     Media Inquiries:
          Katie McDonald, tel: (610) 481-3673; e-mail: mcdonace@airproducts.com.
     Investor Inquiries:
          Nelson Squires, tel: (610) 481-7461; e-mail: squirenj@airproducts.com.